Exhibit No. (10)q
KIMBERLY-CLARK CORPORATION
PERFORMANCE RESTRICTED STOCK UNIT
AWARD AGREEMENT
This Award, granted effective on __________ (the “Grant Date”), by Kimberly-Clark Corporation, a Delaware corporation (hereinafter called the “Corporation”), to ________________ (the “Participant”) is subject to the terms and conditions of the 2011 Equity Participation Plan (the “Plan”) and the Award Agreement, including any country-specific terms and conditions contained in Appendix A to the Award Agreement.

W I T N E S S E T H:
WHEREAS, the Corporation has adopted the Plan to encourage those employees who materially contribute, by managerial, scientific or other innovative means, to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation’s and its Affiliates' long-term success;
NOW, THEREFORE, it is agreed as follows:
1.    Number of Share Units Granted. The Corporation hereby grants to the Participant Performance Restricted Stock Units (“PRSUs”) at the target level of ______ (the “Target Level”), subject to the terms, conditions and restrictions set forth herein and in the Plan, and the Corporation's attainment of the Performance Goals established by the Committee. The actual number of PRSUs earned by the Participant at the end of the Restricted Period may range from 0 to 200% of the Target Level.
2.    Transferability Restrictions.
(a)    Restricted Period. During the Restricted Period, the Participant may not sell, assign, transfer, or otherwise dispose of, or mortgage, pledge or otherwise encumber the Award, and any such attempted sale, assignment, transfer, pledge or disposal shall be void. Except as provided under paragraph 2, the Award, including any accrued dividend equivalents, shall be subject to forfeiture until the end of the Restricted Period. The Participant becomes 100% vested in the number of PRSUs earned based on attainment of the Performance Goal at the end of the Restricted Period as approved and authorized by the Committee.
The Restricted Period shall begin on the date of the granting of this Award, and shall end on [Insert]. During the Restricted Period, holders of Awards shall have none of the rights of a shareholder with respect to the shares of Common Stock that may be earned pursuant to the PRSUs, including, but not limited to, any right to receive dividends in cash or other property or other distribution or rights in respect of such shares except as otherwise provided in this Award Agreement, nor to vote such shares as the record owner thereof.
During each year in the Restricted Period, the Participant will not be paid dividend equivalents on the unvested PRSUs but the Participant will receive a credit equal to dividends declared on the Corporation’s Common Stock which will be reinvested in additional PRSUs at the then fair market value of the Corporation’s Common Stock on the date dividends are paid, and the additional PRSUs will be accumulated and paid if and when the PRSUs vest, based on the actual number of PRSUs that vest. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Corporation. The Corporation shall not be required to segregate any cash or other property of the Corporation.
(b)    Termination of Employment. For purposes of this Award, the Participant's employment will be considered terminated as of the date the Participant is no longer actively providing services to the Corporation or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Corporation, the Participant’s right to receive PRSUs and vest in the Award under the Plan, if any, will terminate effective as of such date and will not be extended by any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer employed for purposes of the Award (including whether the Participant may still be considered employed while on a leave of absence).
The Participant shall forfeit any unvested Award, including any accrued dividend equivalents, upon termination of employment unless such termination (i) is due to a Qualified Termination of Employment, or (ii) if more than six months after the Grant Date, is due to death, Retirement, Total and Permanent Disability, or the shutdown or divestiture of a business unit. A termination of employment shall not be deemed to have occurred while a Participant is on military leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Corporation or an Affiliate under an applicable statute or by contract. For purposes of this subparagraph, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation or an Affiliate. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing sentence, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period in determining whether a termination of employment shall be deemed to have occurred. A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for purposes of the Plan. A Participant who is classified as an intermittent employee shall be deemed to have a termination of employment for purposes of the Plan.
For purposes of this Award, a termination of employment includes a termination that is deemed an “unfair dismissal” or a “constructive dismissal.” Further, the Participant understands that the Award is a conditional right. Participant shall forfeit any unvested Award upon termination of employment except as provided above, for example, regardless of whether (1) the Participant is considered to be unfairly dismissed without good cause; (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates his or her employment or service relationship due to a change of work location, duties or any other employment or contractual condition; or (4) the Participant terminates his or her employment or service relationship due to a unilateral breach of contract by the Corporation or an Affiliate. Consequently, upon termination of the Participant’s employment or service relationship for any of the above reasons, the Participant may automatically lose any rights to the Awards that were not vested on the date of termination of the Participant’s employment or service relationship, as described in the Plan and the Award Agreement.

(c)    Death, Retirement, or Total and Permanent Disability. In the event that more than six months after the Grant Date the Participant’s termination of employment is due to death or Total and Permanent Disability, it shall result in pro rata vesting in the number of PRSUs earned. This pro rata vesting shall be determined based on the Target Level of PRSUs (including any accrued dividend equivalents accumulated pursuant to Section 2(a)) (1) prorated for the number of full months of employment during the Restricted Period prior to the Participant’s termination of employment, multiplied by (2) the Performance Goal percentage as approved and authorized by the Committee at the end of the Restricted Period. Any fractional share of the Corporation resulting from such a prorated award shall be rounded to the nearest whole share and shall be paid, along with any other shares earned under such prorated award, within 70 days following the end of the Restricted Period or within such later period as permitted by Section 409A of the U.S. Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time (the "Code"). In the event that more than six months after the Grant Date the Participant’s termination of employment is due to Retirement, then provided that, in the sole discretion of the Corporation, (i) no circumstances exist that could lead to a determination that the Participant should be, or could have been, terminated for Cause; and (ii) the Participant has not engaged in conduct that would trigger the Committee’s right of recoupment under the Corporation's Recoupment Policy (as defined in Section 20 of this Award Agreement), it shall result in 100% vesting in the number of PRSUs earned based on attainment of the Performance Goal at the end of the Restricted Period as approved and authorized by the Committee, and such Award shall be paid within 70 days following the end of the Restricted Period.

Notwithstanding this Section 2(c), if the Corporation receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would likely result in the favorable Retirement treatment that applies to the PRSUs under this Section 2(c) being deemed unlawful and/or discriminatory, then the Corporation will not apply the favorable Retirement treatment and PRSUs will be treated as they would under the rules that apply if the Participant’s employment with the Corporation or an Affiliate ends for any other reason, as applicable.
(d)    Shutdown or Divestiture. In the event that more than six months after the Grant Date the Participant’s termination of employment is due to the shutdown or divestiture of the Corporation’s or its Affiliate’s business it shall result in pro rata vesting in the number of PRSUs earned. This pro rata vesting shall be determined based on the Target Level of PRSUs (including any accrued dividend equivalents accumulated pursuant to Section 2(a)) (1) prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment, multiplied by (2) the Performance Goal percentage as approved and authorized by the Committee at the end of the Restricted Period. Any fractional share of the Corporation resulting from such a prorated award shall be rounded to the nearest whole share and shall be paid, along with any other shares earned under such prorated award, within 70 days following the end of the Restricted Period. For the purposes of this Award, a shutdown or divestiture of the Corporation’s or its Affiliate’s business unit is defined as one for which the charges related to the shutdown or divestiture are accounted for, and reported externally, as an exit activity in the Corporation's applicable SEC filings. The Corporation has complete discretion to determine whether a shutdown or divestiture of a business unit has occurred under the terms of the Plan.
(e)    Qualified Termination of Employment. In the event of a Qualified Termination of Employment, the Award which would have otherwise been forfeited will be handled consistent with subsection 14(b) of the Plan and shall be paid within 10 days following the last day of employment of the Participant with the Corporation or an Affiliate. Notwithstanding anything in this Agreement to the contrary, to the extent that the Award may constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the payment of an Award to a Key Employee who has separated from service due to a Qualified Termination of Employment shall be made at the earlier of the first day of the seventh month following the date of separation from service or the end of the Restricted Period. A Key Employee is any Participant who meets the definition of a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder.
(f)    Payment of Awards. The payment of the Award, including any accrued dividend equivalents accumulated pursuant to Section 2(a), shall be made in shares of Common Stock. Except as may otherwise be provided in subparagraph 2(e), the payment of an Award shall be made within 70 days following the end of the Restricted Period.
(g)    Payment of Tax-Related Items. No shares of Common Stock, nor any cash payment, may be delivered under this Award, unless prior to or simultaneously with such issuance, the Participant or, in the event of his death, the person succeeding to his rights hereunder, shall pay to the Corporation or an Affiliate, as applicable, such amount as the Corporation advises is required under applicable federal, state or local laws to withhold and pay over to governmental taxing authorities in relation to this Award. The Corporation may, in its discretion, withhold payment of required Tax-Related items (as defined in the Acknowledgment of Conditions section) with cash or shares of Common Stock which otherwise would be delivered following the date of vesting of the Award under this Section 2.
3.    Nontransferability. Neither the Award nor the Participant’s right to receive payment for vested Awards may be assigned or transferred except upon the death of the Participant (i) by will, or (ii) by the laws of descent and distribution.
4.    Compliance with Law. No payment may be made under this Award, unless prior to the issuance thereof, the Corporation shall have received an opinion of counsel to the effect that this Award by the Corporation to the Participant will not constitute a violation of the U.S. Securities Act of 1933, as amended. As a condition of this Award, the Participant shall, if requested by the Corporation, submit a written statement in form satisfactory to counsel for the Corporation, to the effect that any shares received under this Award shall be for investment and not with a view to the distribution thereof within the meaning of the U.S. Securities Act of 1933, as amended, and the Corporation shall have the right, in its discretion, to cause the certificates representing shares hereunder to be appropriately legended to refer to such undertaking or to any legal restrictions imposed upon the transferability thereof by reason of such undertaking.
The Award granted hereby is subject to the condition that if the listing, registration or qualification of the shares subject hereto on any securities exchange or under any state or federal law, or if the consent or approval of any regulatory body shall be necessary as a condition of, or in connection with, the granting of the Award or the delivery of shares thereunder, such shares may not be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. The Corporation agrees to use its best efforts to obtain any such requisite listing, registration, qualification, consent or approval.
The Participant is solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses, or notices, which may be necessary for the Participant to hold the Award, or to receive any payment of cash or shares or to hold or sell the shares subject to the Award, if any. Neither the Corporation nor its Affiliates will be responsible for obtaining any such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties the Participant may incur for failure to obtain any required approvals, permits or licenses or to make any required notices.
5.    No Right of Continued Employment. The granting of this Award does not confer upon the Participant any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates reserve the right to discharge the Participant whenever the interest of the Corporation or its Affiliates may so require without liability to the Corporation or its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee, except as to any rights which may be expressly conferred on the Participant under this Award.
6.    Discretion of the Corporation, Board of Directors and the Committee. Any decision made or action taken by the Corporation or by the Board of Directors of the Corporation or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of this Award shall be within the absolute discretion of the Corporation, the Board of Directors of the Corporation or the Committee, as the case may be, and shall be conclusive and binding upon all persons.
7.    Inalienability of Benefits and Interest. This Award and the rights and privileges conferred hereby shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of the Participant.
8.    Delaware Law to Govern. The Plan is governed by and subject to the laws of the United States of America. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of this Award and any rights under the Plan shall be determined in accordance with the laws of the State of Delaware and federal courts located in the District of Delaware shall be the exclusive forum for any dispute arising out of or related to the Award or the Award Agreement and the Participant consents to and waives any objection to the exercise of personal jurisdiction and venue by such courts.
9.    Purchase of Common Stock. The Corporation and its Affiliates may, but shall not be required to, purchase shares of Common Stock of the Corporation for purposes of satisfying the requirements of this Award. The Corporation and its Affiliates shall have no obligation to retain and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock of the Corporation purchased for satisfying the requirements of this Award.

10.    Notices. Any notice to be given to the Corporation under this Award, except as required under Section 19 below, shall be addressed to the Corporation in care of its Director of Compensation located at the World Headquarters, and any notice to be given to the Participant under the terms of this Award may be addressed to him or her at the address as it appears on the Corporation's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government or any equivalent non-U.S. postal service.
11.    Changes in Capitalization. In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee in (a) the number of shares subject to this Award, and (b) such other provisions of this Award as may be necessary and equitable to carry out the foregoing purposes.
12.    Effect on Other Plans. All benefits under this Award shall constitute special incentives and shall not affect the level of benefits provided to or received by the Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. This Award shall not be construed to affect in any way the Participant's rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.
13.    Discretionary Nature of Award. The grant of an Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of PRSUs and vesting provisions. The value of the Award is an extraordinary item outside the scope of the Participant’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension, retirement or welfare benefits or similar payments.
14.    Data Privacy. The Participant hereby authorizes their actual employer (the “Employer”) to furnish the Corporation (and any agent of the Corporation administering the Plan or providing Plan recordkeeping services) with such information and data as it shall request in order to facilitate the grant of Awards and administration of the Plan and the Participant waives any data privacy rights such Participant might otherwise have with respect to such information. The Controller of personal data processing is Kimberly-Clark Corporation with registered offices at 351 Phelps Drive, Irving, Texas 75038, United States of America.
15.    Conflict with Plan or other Documents. This Award is awarded pursuant to and subject to the Plan. This Agreement is intended to supplement and carry out the terms of the Plan. It is subject to all terms and provisions of the Plan and, in the event of a conflict, the Plan shall prevail. In the event of any conflict between this Agreement and the terms of any notice, communication, plan summary, prospectus or other ancillary documentation relating to the Award, this Agreement will prevail.
16.    Successors. This Award Agreement, including but not limited to the non-competition obligations described in Section 19 below, shall be binding upon and inure to the benefit of any successor or successors of the Corporation.
17.    Amendments. The Committee may at any time alter or amend this Award to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, and (3) permitted under applicable provisions of the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended (including rule 16b-3 thereof).
18.    Defined Terms. Terms which are capitalized are defined herein or in the Plan and have the same meaning set forth in the Plan, unless the context indicates otherwise.
19.    Non-Competition Provisions For U.S. Participants Only.
(a)    As the Award is intended to encourage the Participant to continue employment with the Corporation or an Affiliate, during which time the Participant will have access to the Corporation’s or Affiliate’s confidential information and trade secrets, including confidential information and trade secrets first developed after the Grant Date, during the term of the Participant’s employment and for a period of two (2) years following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, without the written consent of General Counsel of the Corporation or his/her designee, in any country or countries for which Participant had development, marketing, innovation/technology (R&D), distribution, sales, administrative, operational/supply chain or manufacturing oversight responsibilities during the last twelve (12) months of Participant’s employment, either directly or indirectly, perform duties or undertake responsibilities for a Competitor that are the same or substantially similar to those duties or responsibilities that the Participant performed or undertook for the Corporation or an Affiliate during the two (2) year period prior to the end of the Participant’s employment with the Corporation or an Affiliate. As used herein, “Competitor” means a person or entity who engages in a business that is the same or substantially the same as any aspect of the Business of the Corporation. As used herein, “Business of the Corporation” is the development, production, sales and/or marketing of (i) health and hygiene products; (ii) washroom and workplace protective and safety products; and (iii) the materials, packaging and other components/subcomponents of such products. Notwithstanding the foregoing, if the Participant’s residence or principal place of employment on the Grant Date is in California or any other jurisdiction where any provision of this Section 19(a) prohibiting post-employment non-compete covenants is restricted by applicable law, then the provisions of this Section 19(a) will not apply to the extent any such provision is prohibited by applicable law.
(b)     During the period of two (2) years following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant agrees to notify the Corporation in writing prior to accepting new employment, or engaging in any other activity which may violate this Award Agreement, and the Participant agrees to provide in such notice information concerning the anticipated new employment or activity, including, but not limited to: name of new employer; address of new employer; name of new team leader; job title; and scope and responsibilities of the new position. The Participant recognizes that such duty of notification is not affected by the Participant’s belief that such employment may perhaps not violate this Award Agreement or otherwise be unfairly competitive with the Corporation or an Affiliate. The Participant’s written notice should be addressed to General Counsel, Attention: Non-Competition Agreement, Kimberly-Clark Corporation, 351 Phelps Drive, Irving, TX 75038. Provided, however, the foregoing notice requirement shall not apply if the Participant resides and/or primarily works in the State of California or any other jurisdiction where any provision of this Section 19(b) prohibiting post-employment non-compete covenants is restricted by applicable law.
(c)    During the period of two (2) years following termination of the Participant’s employment with the Corporation or an Affiliate, the Participant shall provide a copy of Section 19 of this Award Agreement to each new employer before starting in any new employment. The Participant agrees that the Corporation may notify any third party about the Participant’s obligations under Section 19 of this Award Agreement until such obligations are fulfilled.
(d)    If any provision of this Section 19 is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Award Agreement and such invalidity, illegality or unenforceability will not affect any other provision of the Award Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in this Section 19 are unenforceable because they are overbroad in some respect, to the full extent permitted by applicable law, the court should sever, revise or reform any aspect of this Section 19 so as to make the scope of such Section 19 as broad as reasonable under applicable law and enforce this Section 19 as so modified.
(e)    In the event of an anticipated or actual breach by the Participant of this provision, the Participant acknowledges and agrees that damages would not be an adequate remedy to compensate the Corporation for the harm to the business of the Corporation and, in such event, agrees that the Corporation shall be entitled to a temporary restraining order and to temporary injunctive relief to prevent or terminate such anticipated or actual breach, provided, however, that nothing in this Award Agreement shall be construed to limit any permanent relief to which the Corporation may be entitled or the damages otherwise recoverable by the Corporation in any such event.
(f)    If the Participant violates any aspect of this provision, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that the Participant may be required to pay, the Participant understands and agrees that the Participant shall be required to reimburse the Corporation for all its costs incurred to enforce this Award Agreement, including but not limited to, all attorneys’ fees.
20. Forfeiture and Recoupment.
(a)    The PRSUs are subject to the compensation recovery provisions of the Plan. In addition, the PRSUs are subject to the Kimberly-Clark Corporation Compensation Recoupment Policy (such policy, as it may be amended from time to time, the “Recoupment Policy”) if the Participant is a Leader (as defined in the Recoupment Policy). Further, the PRSUs are subject to recoupment, as determined by the Corporation in its sole discretion, if following a Participant’s Retirement, the Corporation discovers facts that such Participant’s employment could have been terminated for Cause. A recovery under this section may be made by (a) cancelling any PRSUs which have not yet vested or been settled; (b) recovering shares of Common Stock or cash equal to the value of the shares of Common Stock issued on settlement of the PRSUs, including shares resulting from dividend equivalents; (c) recovering proceeds realized by the Participant on the sale of such Common Stock; (d) withholding compensation otherwise due to the Participant; (e) payment by the Participant; and/or (e) by such other means determined appropriate under the terms of the Recoupment Policy. If the Participant is required to repay the Corporation, the Corporation is entitled to offset the payment in a way that is intended to avoid the application of penalties under Section 409A of the Code, if applicable.
Without limiting the foregoing, if, following a Participant’s Separation from Service for a reason other than the Participant’s termination for Cause, the Corporation discovers facts that such Participant’s Separation from Service could have been for Cause, such Participant’s Separation from Service will be deemed to have been for Cause for all purposes, and as a result, (a) the Employer will cease payment of any benefit otherwise payable to the Participant under the Plan and (b) the Participant will be required to repay to the Corporation all cash amounts received under the Plan that would not have been payable to such Participant had such Separation from Service been for Cause under Section 3.2(a) above.
(b) By accepting the Award Grant and the terms of this Award Agreement, the Participant understands, acknowledges and accepts that the grant, shares of Common Stock issued under the Plan and proceeds realized by the Participant pursuant to the Plan are subject to the terms of the Recoupment Policy and the Corporation may seek recovery by any of the methods described in Section 20(a) or other such means determined appropriate under the terms of the Recoupment Policy.
21.    Whistleblower Statutes. Notwithstanding anything to the contrary in this Award Agreement, nothing in Sections 19 or 20 of this Award Agreement is intended to or shall limit, prevent, impede or interfere with the Participant's non-waivable right, without prior notice to the Corporation, to provide information to the government, participate in investigations, testify in proceedings regarding the Corporation, Employer or any Affiliate's past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Participant does not need prior authorization from the Corporation to make any such reports or disclosures and is not required to notify the Corporation that the Participant has made such reports or disclosures.
22.    Section 409A. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A of the Code so that none of the PRSUs provided under this Award Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to be so exempt or so comply.
23.    Acceptance of Award Terms and Conditions. A Participant has until the end of the one hundred twenty (120) day period beginning from the Grant Date of this Award to accept this Award Agreement. If the Participant does not accept this Award Agreement on or before the end of such one hundred twenty (120) day period then the grant of the Award, as set forth in Section 1, shall not be binding on and shall be voidable by the Corporation, in which case it shall have no further force or effect.

Acknowledgment of Conditions
The Participant understands, acknowledges and agrees to the following conditions with respect to the Award granted under the Plan:
The Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended, cancelled or terminated at any time, to the extent permitted by the Plan. The grant of an Award is an exceptional, voluntary and occasional benefit and does not create any contractual or other right to receive an Award or benefits in lieu of an Award in the future, even if Awards have been granted in the past. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of Awards and vesting provisions.
Participation in the Plan is voluntary and does not create a right to employment with the Participant’s Employer, shall not be interpreted as forming an employment or service contract with the Corporation, and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship at any time. The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Awards under the Plan to individuals who are employees of the Corporation or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Corporation or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Award and the underlying shares is unknown and unpredictable. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Award shall be null and void.

The Award and the shares of Common Stock subject to the Award, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Corporation or, if different, the Employer, and which are outside the scope of the Participant's employment contract, if any, and are not intended to replace any pension rights or compensation. As such, the Award, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension, retirement or welfare benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Corporation, the Employer or any other Affiliate.

Unless otherwise agreed with the Corporation, the Award and shares of Common Stock subject to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of any Affiliate.
The future value of the underlying shares of Common Stock is unknown, indeterminable, and cannot be predicted with certainty.

The Award will be subject to any policy adopted by the Corporation relating to the recovery of such Award to the extent it is determined that the Performance Goals were not actually achieved.
No claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant's employment by the Corporation or the Employer (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws).
The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding participation in the Plan, or the acquisition or sale of the underlying shares of Common Stock. Further, the Participant understands that he or she should consult with his or her own advisors regarding participation in the Plan before taking any action related to the Plan.
Neither the Corporation, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to the Participant pursuant to the settlement of the PRSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.
Regardless of any action the Corporation or the Employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Employer. The Participant further acknowledges that the Corporation and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the PRSUs, the vesting of PRSUs, the conversion of the PRSUs into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy or account for all applicable withholding obligations for Tax-Related Items. In this regard, the Participant authorizes the Corporation or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:
(1)    withholding from the Participant’s wages or other cash compensation paid to the Participant by the Corporation and/or the Employer; or

(2)    withholding from the proceeds of the sale of shares acquired upon vesting of the Award either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf, pursuant to this authorization); or

(3)    withholding shares to be issued upon vesting of the Award;

provided, however, that if the Participant is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended, then the Corporation will withhold in shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable tax or law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (1), (2) and (3) above.

The Corporation may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including minimum rates or maximum applicable rates in applicable jurisdictions. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the common stock equivalent), or if not refunded, the Participant may seek a refund from the applicable tax authorities. In the event of under-withholding, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Corporation or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Participant is deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

The Participant shall pay to the Corporation or to the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to deliver shares or the proceeds of the sale of shares to the Participant if he or she fails to comply with his or her obligations in connection with the Tax-Related Items.
The Corporation is located at 351 Phelps Drive Irving, TX 75038, USA and grants employees of the Corporation and its Affiliates the opportunity to participate in the Plan, at the Corporation’s sole discretion. If the Participant would like to participate in the Plan and is an employee in a country outside the European Economic Area, the Participant understands that he or she should review the following information about the Corporation’s data processing practices and declare his or her consent. If the Participant is an employee in a country that is a member of the European Economic Area, the Participant should review the information about the Corporation’s data processing practices set forth in Appendix A attached hereto.
(i)Data Collection and Usage. The Corporation collects, processes and uses the Participant’s personal data, including, name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, citizenship, nationality, job title, any shares of stock or directorships held in the Corporation, and details of all awards, canceled, vested, or outstanding in the Participant’s favor, which the Corporation receives from the Participant or the Participant’s Employer. If the Corporation offers the Participant the opportunity to participate in the Plan, then the Corporation will collect the Participant’s personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Corporation’s legal basis for the processing of the Participant's personal data would be the Participant’s consent.
(ii)Stock Plan Administration Service Providers. The Corporation transfers participant data to Merrill Lynch, an independent service provider based in the United States, which assists the Corporation with the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Corporation’s service provider will open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition for participation in the Plan.
(iii)International Data Transfers. The Corporation and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States. The Corporation’s legal basis for the transfer of the Participant’s personal data is the Participant’s consent.
(iv)Data Retention. The Corporation will use the Participant’s personal data only as long as is necessary to implement, administer and manage his or her participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Corporation no longer needs the Participant’s personal data, the Corporation will remove it from its systems. If the Corporation keeps data longer, it would be to satisfy legal or regulatory obligations and the Corporation’s legal basis would be relevant laws or regulations.
(v)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if he or she withdraws their consent, the Participant cannot participate in the Plan. This would not affect the Participant’s salary as an employee; the Participant would merely forfeit the opportunities associated with the Plan.
(vi)Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, the Participant’s rights may include the right to (i) request access or copies of personal data the Corporation processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise the rights please contact the Corporation at Attn: Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA.

The Participant also understands that the Corporation may rely on a different legal basis for the processing or transfer of data in the future and/or request that the Participant provides another data privacy consent.  If applicable and upon request of the Corporation, the Participant agrees to provide an executed acknowledgment or data privacy consent form to the Corporation or the Employer (or any other acknowledgments, agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future.  The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such acknowledgment, agreement or consent requested by the Corporation and/or the Employer.

If the Participant agrees with the data processing practices described in this notice, the Participant will declare his or her consent by clicking the "Accept" icon on the Merrill Lynch website.

The Participant understands that he or she is solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses or notices, which may be necessary for the Award, to acquire the shares or to hold or sell the shares subject to the Award. Neither the Corporation nor its Affiliates will be responsible for obtaining such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties the Participant may incur for failure to obtain any required approvals, permits or licenses or to make any required notices.
In accepting the grant of this Award, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including Appendix A.

The Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Section 2(g) on Payment of Tax-Related Items; Section 5 on No Right of Continued Employment; Section 8 on Delaware Law to Govern; the section on Acknowledgment of Conditions; and the Data Privacy Notice sections of both the Award Agreement and Appendix A for the Participant's country.

The provisions of this Award Agreement are severable and if one or more of the provisions of this Award Agreement shall be held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nonetheless be binding and enforceable. To the extent that any provisions of this Award Agreement are held to be invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.
The Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Award Agreement. Furthermore, if the Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Notwithstanding any provisions in this Award Agreement, the Award shall be subject to any additional terms and conditions set forth in Appendix A to this Award Agreement for the Participant's country. Moreover, if the Participant relocates to any of the countries included in Appendix A, the additional terms and conditions for such country will apply to the Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Award Agreement.
For U.S. Participants only: the Participant acknowledges that the grant of an Award is expressly conditioned on the non-competition provisions set forth in Section 19.
The Corporation reserves the right to impose other requirements on the Participant's participation in the Plan, on the Award and on any shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by on-line delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third-party designated by the Corporation.
A waiver by the Corporation of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.
The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant's ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of shares of Common Stock or rights to shares of Common Stock (e.g., PRSUs), or rights linked to the value of shares of Common Stock during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions or the Participant's country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell Corporation securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. The Participant is responsible for ensuring his or her compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.
The Participant's country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect the Participant's ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares acquired under the Plan) in a brokerage or bank account outside the Participant's country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant's country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and that the Participant should consult his or her personal legal advisor for any details.
The Participant acknowledges that he or she has reviewed the Corporation’s Code of Conduct. The Participant further acknowledges that he or she understands and will comply with the terms and standards contained in that Code of Conduct, including but not limited to the prohibition against retaliation, and specifically acknowledges that he or she has an obligation to report suspected violations of the Code of Conduct pursuant to the Corporation’s Escalation Policy.
Conclusion and Acceptance
The Participant accepts this grant via electronic signature by clicking the "Accept" icon and certifies that he or she has read, understands and agrees to the terms and conditions of the 2011 Equity Participation Plan (the "Plan"), the provisions of the applicable Award Agreement and all other applicable documents (including any country-specific terms applicable to the Participant's grant). The Participant hereby authorizes the Employer to furnish the Corporation (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of Awards and enable administration of the Plan and the Participant understands that such information shall be used only as long and to the extent necessary to administer the Participant's participation in the Plan. The Participant agrees that his or her participation in the Plan and the Awards granted to the Participant under the Plan will be governed solely by provisions of U.S. law.

KIMBERLY-CLARK CORPORATION
PERFORMANCE RESTRICTED STOCK UNIT
AWARD AGREEMENT
APPENDIX A
Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Plan and/or the Award Agreement.
This Appendix A includes additional terms and conditions that govern the Award granted to the Participant under the Plan if the Participant resides and/or works in any of the countries listed below.
This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2020. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at vesting of the Award or the subsequent sale of the shares or receipt of any dividends or dividend equivalents.
In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, transferred or transfers employment and or residency after the Award is granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant. The Corporation shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to the Participant in such circumstances.
EUROPEAN ECONOMIC AREA (INCLUDING THE UNITED KINGDOM) AND SWITZERLAND

Data Protection
For Participants resident in a country in the European Economic Area, Switzerland or the United Kingdom, the following language replaces in its entirety the data privacy section in the Acknowledgment of Conditions section of the Award Agreement:
(a)The Participant is hereby notified of the collection, use and transfer outside of the European Economic Area, as described in the Award Agreement, in electronic or other form, of his or her Personal Data (defined below) by and among, as applicable, the Corporation and certain of its Affiliates for the exclusive and legitimate purpose of implementing, administering and managing the Participant’s participation in the Plan.

(b)The Participant understands that the Corporation and the Employer hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation, details of all entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purpose of implementing, administering and managing the Plan.
(c)The Participant understands that providing the Corporation with this Personal Data is necessary for the performance of the Award Agreement and that the Participant's refusal to provide the Personal Data would make it impossible for the Corporation to perform its contractual obligations and may affect the Participant's ability to participate in the Plan. The Participant's Personal Data shall be accessible within the Corporation only by the persons specifically charged with Personal Data processing operations and by the persons that need to access the Personal Data because of their duties and position in relation to the performance of the Award Agreement.
(d)The Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant may, at any time and without cost, contact Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA to enforce his or her rights under the data protection laws in the Participant's country, which may include the right to (i) request access or copies of Personal Data subject to processing; (ii) request rectification of incorrect Personal Data; (iii) request deletion of Personal Data; (iv) request restriction on processing of Personal Data; (v) request portability of Personal Data; (vi) lodge complaints with competent authorities in the Participant's country; and/or (vii) request a list with the names and addresses of any potential recipients of Personal Data.
(e)The Corporation provides appropriate safeguards for protecting Personal Data that it receives in the U.S. through its adherence to data transfer agreements entered into between the Corporation and its Affiliates within the European Union.
(f)Further, the Participant understands that the Corporation will transfer Personal Data to Merrill Lynch and/or such other third parties as may be selected by the Corporation, which are assisting the Corporation with the implementation, administration and management of the Plan. The Corporation may select a different service provider or additional service providers and share Personal Data with such other provider(s) serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(g)Merrill Lynch is based in the United States. The Participant's country or jurisdiction may have different data privacy laws and protections than the United States. Notwithstanding, by participating in the Plan, the Participant agrees to the transfer of his or her Personal Data to Merrill Lynch for the exclusive purpose of administering the Participant's participation in the Plan. The Corporation's legal basis, where required, for the transfer of Data to Merrill Lynch is the Participant's consent.

(h)Finally, the Participant may choose to opt out of allowing the Corporation to share his or her Personal Data with Merrill Lynch and others as described above, although execution of such choice may mean the Corporation cannot grant awards under the Plan to the Participant. For questions about this choice or to make this choice, the Participant should contact Long-term Incentive Plan Administration at Kimberly Clark, 351 Phelps Drive Irving, TX 75038, USA.
ARGENTINA
Securities Law Information
Neither the PRSUs nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina.
Foreign Asset/Account Reporting Information
Argentine residents must report any shares of Common Stock acquired under the Plan and held on December 31st of each year on their annual tax return for the year.
Exchange Control Information
Please note that exchange control regulations in Argentina are subject to frequent change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations the Participant may have in connection with the Participant’s participation in the Plan. The Participant must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the vesting of the PRSUs, the subsequent sale of any shares acquired at vesting and the receipt of any dividends paid on such shares.

AUSTRALIA
Australian Offer Document
The Participant acknowledges that he or she received an Australian offer document which sets out additional information regarding the grant of the award to Australian resident employees.
Tax Information
The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
Shutdown or Divestiture
The following provision replaces Section 2(d) of the Award Agreement.
In the event that, more than six months after the Grant Date, the Participant’s termination of employment is due to the shutdown or divestiture of the Corporation’s or its Affiliate’s business, it shall result in pro rata vesting. This pro-rata vesting shall be determined based on the Target Level of PRSUs (including any accrued dividend equivalents accumulated pursuant to Section 2(a)) and prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment. Any fractional share of the Corporation resulting from such a prorated Award shall be rounded to the nearest whole share. The Award shall be paid as soon as practicable after the termination of the Participant’s employment.
Award Forfeited on Termination of Employment
Except for the shutdown or divestiture of a business unit, as described above, and notwithstanding any other provision in the Award Agreement, the Participant shall forfeit any unvested Award, including any accrued dividend equivalents, upon any termination of employment including, but not limited to, any termination that is due to a Qualified Termination of Employment, death, Retirement or Total and Permanent Disability.
Compliance with Laws
Notwithstanding anything else in the Plan or the Award Agreement, the Participant will not be entitled to and shall not claim any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth.) (the “Act”), any other provision of the Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in a general meeting for the purpose of overcoming any such limitation or restriction.
Exchange Control Information
Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Participant’s behalf. If there is no Australian bank involved in the transaction, the Participant will be required to file the report him or herself.
Securities Law Information
If the Participant acquires shares of Common Stock under the Plan and offers such shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice on disclosure obligations prior to making any such offer.
AUSTRIA
Exchange Control Information
If the Participant holds shares of Common Stock obtained under the Plan or cash (including proceeds from the sale of shares of Common Stock) outside of Austria, he or she may be required to submit reports to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the shares of Common Stock as of any given quarter meets or exceeds €30,000; and (ii) on an annual basis if the value of the shares of Common Stock as of December 31 meets or exceeds €5,000,000. The quarterly reporting date is as of the last day of the respective quarter; the deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter. The deadline for filing the annual report is January 31 of the following year.
When the shares of Common Stock are sold, the Participant may be required to comply with certain exchange control obligations if the cash proceeds from the sale are held outside of

Austria. If the transaction volume of all of the Participant’s accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month.
BAHRAIN
Securities Law Information
The Award Agreement, Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising or the offering of securities in Bahrain, nor do they constitute an allotment of securities in Bahrain. Any shares of Common Stock issued upon settlement of the PRSUs will be deposited into a Corporation-designated brokerage account outside Bahrain. In no event will shares of Common Stock be issued or delivered in Bahrain. The issuance of shares of Common Stock pursuant to the PRSUs described herein has not and will not be registered in Bahrain and, hence, the shares of Common Stock described herein may not be admitted or used for offering, placement or public circulation in Bahrain. Accordingly, the Participant may not make any public advertising or announcements regarding the PRSUs or shares of Common Stock in Bahrain, promote these shares of Common Stock to legal entities or individuals in Bahrain, or sell shares of Common Stock directly to other legal entities or individuals in Bahrain. Any disposition or sale of such shares of Common Stock must take place outside Bahrain.
BELGIUM
Foreign Asset/Account Reporting Information
Belgian residents are required to report any securities (e.g., shares acquired under the Plan) or bank accounts opened and maintained outside Belgium (e.g., any brokerage account opened in connection with the Plan) on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located. The forms to complete this report are available on the website of the National Bank of Belgium. Belgian residents should consult with their personal tax advisors to determine their personal reporting obligations.
Stock Exchange Tax
A stock exchange tax applies to transactions executed through a non-Belgian financial intermediary. The stock exchange tax likely will apply when shares of Common Stock are sold. The Participant should consult with his or her personal tax advisor to determine his or her obligations with respect to the stock exchange tax.
BOLIVIA
There are no country-specific provisions.

BRAZIL
Compliance with Law
By accepting the Award, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the vesting of the PRSUs, the conversion of the PRSUs into shares or the receipt of an equivalent cash payment, the receipt of any dividends, and the sale of shares of Common Stock acquired under the Plan.
Labor Law Acknowledgment
By accepting the Award, the Participant agrees that (i) the Participant is making an investment decision; (ii) the shares of Common Stock will be issued to Participant only if the vesting and/or performance conditions are met, and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the Restricted Period without compensation to the Participant.
Exchange Control Information
If the Participant is resident or domiciled in Brazil, he or she will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include shares of Common Stock and may include PRSUs.
Tax on Financial Transaction (IOF).
Payments to foreign countries and repatriation of funds into Brazil (including proceeds from the sale) and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from the Participant’s participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.
CANADA
Securities Law Information
The Participant is permitted to sell shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The Corporation’s shares are currently listed on New York Stock Exchange.
Acknowledgment of Conditions
The following provision supplements the Acknowledgment of Conditions section of the Award Agreement:
Except as may otherwise be explicitly provided in the Plan or this Award Agreement, for the purposes of this Award Agreement, the Participant's termination of employment will be measured effective as of the date that is the earlier of: (1) the date the Participant's employment is terminated, no matter how the termination arises; and (2) the date the

Participant receives notice of termination of employment from the Employer. In either case, the date shall exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, the Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Participant's right to vest terminates, nor will the Participant be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, the Participant's right to vest in the PRSUs, if any, will terminate effective as of the last day of the Participant's minimum statutory notice period, but the Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Participant's statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.
Foreign Asset/Account Reporting Information
Foreign specified property (including shares of Common Stock) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign specified property exceeds C$100,000 at any time during the year. Foreign specified property includes shares of Common Stock acquired under the Plan and may include the PRSUs. The PRSUs must be reported - generally at a nil cost - if the $100,000 cost threshold is exceeded because of other foreign property the Participant holds. If shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would normally equal the Fair Market Value of the shares at vesting, but if the Participant owns other shares, this ACB may have to be averaged with the ACB of the other shares owned by the Participant. If due, the Form must be filed by April 30 of the following year. The Participant should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.
The following provisions apply if the Participant is a resident of Quebec:
Language Consent
The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Authorization to Release and Transfer Necessary Personal Information
The Participant hereby authorizes the Corporation and the Corporation’s representatives, including the broker(s) designated by the Corporation, to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Corporation, any Affiliate and the plan administrators to disclose and discuss the Plan with their advisors. The Participant further authorizes the Corporation and any Affiliate to record such information and to keep such information in the Participant’s employee file.

CHILE
Securities Law Information
The PRSUs are granted and are made subject to general ruling n° 336 of the Chilean Commission for the Financial Market (“CMF”). This offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and therefore such securities are not subject to its oversight. Given that these securities are not registered in Chile, there is no obligation from the issuer to provide public information on them in Chile. These securities cannot be subject to public offering in Chile while they are not registered at the corresponding securities registry in Chile.
La oferta privada de estos PRSUs se inicia y se acoge a las disposiciones de la norma de carácter general nº 336 de la Comisón para el Mercado Financiero (“CMF”). Esta oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse de valores no inscritos en Chile, no existe la obligación por parte del emisor de entregar en Chile información pública respecto de los mismos. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el registro de valores correspondiente.
Exchange Control Information
The Participant is not required to repatriate funds obtained from the sale of shares or the receipt of any dividends. However, if the Participant decides to repatriate such funds, the Participant must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Participant must report the payment to a commercial bank or registered foreign exchange office receiving the funds.
Foreign Asset/Account Reporting Information
The Chilean Internal Revenue Service (the “CIRS”) requires all taxpayers to provide information annually regarding (i) the results of investments held abroad and (ii) any taxes paid abroad which the taxpayers will use as a credit against Chilean income tax. The sworn statements disclosing this information (or Formularios) must be submitted electronically through the CIRS website, www.sii.cl, using Form 1929, which is due on July 1 each year.
CHINA
The following provisions apply only to Participants who are subject to exchange control restrictions imposed by the State Administration of Foreign Exchange ("SAFE"), as determined by the Corporation in its sole discretion:
Vesting of Awards
The Participant's Employer, Corporation any other Affiliate to which the Participant provides service must be registered with SAFE prior to settlement of the PRSUs. If the Corporation is unable to obtain registration approval or is required to obtain further approvals on behalf of the Employer, Corporation or any other Affiliate, the vesting or settlement of the PRSUs may be suspended or delayed. Further, the Corporation is under no obligation to vest the PRSUs and/

or issue shares of Common Stock if the Corporation’s SAFE approval becomes invalid or ceases to be in effect by the time the Participant vests in the PRSUs.
Shutdown or Divestiture
The following provision replaces Section 2(d) of the Award Agreement.
In the event that, more than six months after the Grant Date, the Participant’s termination of employment is due to the shutdown or divestiture of the Corporation’s or its Affiliate’s business, it shall result in pro-rata vesting, as determined by the Committee, and the number of shares that are considered to vest shall be determined based on the Target Level of Awards (including any accrued dividend equivalents accumulated pursuant to Section 2(a)) and by prorating the number of full years of employment during the Restricted Period prior to the Participant's termination of employment, and shall be paid within 70 days following the Participant's termination of employment. Any fractional share of the Corporation resulting from such a prorated Award shall be rounded to the nearest whole share.
Termination of Employment
Except for a termination of employment due to the shutdown or divestiture of a business unit, as described above, and notwithstanding any other provision in the Award Agreement, the Participant shall forfeit any unvested Award, including any accrued dividend equivalents, upon any termination of employment including, but not limited to, any termination that is due to a Qualified Termination of Employment, death, Retirement or Total and Permanent Disability.
The Participant acknowledges and agrees that he or she must sell any shares of Common Stock issued to him or her upon vesting of the Awards as soon as practicable following the Participant's termination of employment for any reason and in no event later than three months following the Participant's termination of employment. The Participant agrees that if he or she continues to hold any of such shares of Common Stock after this time, the shares of Common Stock may be sold by the Corporation’s designated broker on the Participant's behalf at the instruction of the Corporation. Therefore, by accepting the Awards, the Participant understands and agrees that the Corporation is authorized to, and may in its sole discretion, instruct its designated broker to assist with the mandatory sale of shares of Common Stock (on the Participant’s behalf pursuant to this authorization) and that the Participant expressly authorizes the Corporation’s designated broker to complete the sale of such shares of Common Stock. The Participant acknowledges that the Corporation’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the proceeds, less any Tax-Related Items and brokerage fees or commissions will be remitted to the Participant pursuant to the procedures described in the “Exchange Control Information” section below.
Exchange Control Information
Shares of Common Stock issued to the Participant under the Plan must be maintained in an account with Merrill Lynch or such other broker as may be designated by the Corporation until the shares of Common Stock are sold through that broker. The Participant may be required to sell any shares of Common Stock obtained under the Plan if the Corporation determines that the application of such condition is necessary or advisable for China SAFE exchange control, legal or other administrative reasons.

The Participant understands and agrees that, to facilitate compliance with exchange control requirements, the Participant will be required to immediately repatriate to China the cash proceeds from the sale of shares of Common Stock acquired upon vesting of the Awards or from any dividends or dividend equivalents paid on the shares of Common Stock. The Participant further understands that, under local law, such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Corporation or one of its Affiliates in China, and the Participant hereby consents and agrees that the cash proceeds related to the Participant's participation in the Plan may be transferred to such special account prior to being delivered to the Participant. The Corporation may deliver the proceeds to the Participant in U.S. dollars or local currency at the Corporation's discretion. If the proceeds are paid in U.S. dollars, the Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to the Participant. The Participant agrees to bear the risk of any currency fluctuation between the time the shares of Common Stock are sold, either through voluntary sale or through a mandatory sale arranged by the Corporation, or proceeds are otherwise realized under the Plan and the time such proceeds are distributed to the Participant through the special exchange control account.
The Participant further agrees to comply with any other requirements that may be imposed by the Corporation in the future to facilitate compliance with exchange control requirements in China.
COLOMBIA
Securities Law Information
The shares of Common Stock are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the shares of Common Stock may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia. In the event that the Corporation, in its sole discretion, determines that the offer of the Awards in Colombia may constitute a “public offer of securities”, the Participant understands and agrees that the Corporation may, in its sole discretion, cease to offer participation in the Plan in Colombia. In the event that the Corporation exercises its discretion to cease offering the Plan in Colombia, the Participant will no longer be permitted to participate in the Plan as of the date established by the Corporation.
Exchange Control Information
Colombian residents must register shares of Common Stock acquired under the Plan, regardless of value, with the Central Bank of Colombia (Banco de la República) as foreign investment held abroad. In addition, the liquidation of such investments must be transferred through the Colombian foreign exchange market (e.g. local banks), which includes the obligation of correctly completing and filing the appropriate foreign exchange form (declaración de cambio). The Participant is responsible for complying with applicable exchange control requirements in Colombia.

Foreign Asset/Account Reporting Information
The Participant must file an informative return with the Colombian Tax Office detailing any assets held abroad. If the individual value of any of these assets exceeds a certain threshold, the Participant must describe each asset and indicate the jurisdiction in which it is located, its nature and its value.
Acknowledgment of Conditions
The following provision supplements the Acknowledgment of Conditions section of the Award Agreement:
The Participant acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of the Participant's “salary” for any legal purpose. To this extent, they will not be included for purposes of calculating any labor benefits, such as legal/fringe benefits, vacation, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable.
COSTA RICA
There are no country-specific provisions.
CROATIA
Exchange Control Information
The Participant may be required to report any foreign investments (including any shares of Common Stock) to the Croatian National Bank for statistical purposes. However, because exchange control regulations may change without notice, the Participant should consult with his or her legal advisor to ensure compliance with current regulations. It is the Participant’s responsibility to comply with Croatian exchange control laws.
CZECH REPUBLIC
Exchange Control Information
The Czech National Bank may require the Participant to fulfill certain notification duties in relation to the acquisition of shares of Common Stock and the opening and maintenance of a foreign account (e.g., may be required to report foreign direct investment, financial credits from abroad, investment in foreign securities, and associated collections and payments). However, because exchange control regulations change frequently and without notice, the Participant should consult with his or her personal legal advisor prior to the vesting of the PRSUs and the sale of Common Stock to ensure compliance with current regulations. It is the Participant’s responsibility to comply with any applicable Czech exchange control laws.
DOMINICAN REPUBLIC
There are no country-specific provisions.
ECUADOR
There are no country-specific provisions.

EL SALVADOR
There are no country-specific provisions.
FRANCE

PRSUs Not Tax-Qualified

The Participant understands that this Award is not intended to be French tax-qualified.

Consent to Receive Information in English

By accepting the Award Agreement providing for the terms and conditions of the Participant’s grant, the Participant confirms having read and understood the documents relating to this grant (the Plan and this Award Agreement) which were provided in English language. The Participant accepts the terms of those documents accordingly.
En acceptant le Contrat d'Attribution décrivant les termes et conditions de l’attribution, le participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan U.S. et ce Contrat d'Attribution) qui ont été communiqués en langue anglaise. Le participant accepte les termes en connaissance de cause.
Foreign Asset/Account Reporting Information
French residents holding shares of Common Stock outside of France or maintaining a foreign bank account are required to report such to the French tax authorities when filing their annual tax returns, including any accounts that were closed during the year. Further, failure to comply could trigger significant penalties.
GERMANY
Exchange Control Information
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. No report is required for payments less than €12,500. In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be made by the 5th day of the month following the month in which the payment was received. Effective from September 2013, the report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant is responsible for satisfying the reporting obligation.
Foreign Asset/Account Reporting Information
If the Participant’s acquisition of shares of Common Stock leads to a so-called qualified participation at any point during the calendar year, the Participant will need to report the acquisition when he or she files a tax return for the relevant year. A qualified participation occurs only if (i) the Participant owns 1% or more of the Corporation and the value of the shares of Common Stock exceeds €150,000 or (ii) the Participant holds shares of Common Stock exceeding 10% of the Corporation’s total Common Stock.

GUATEMALA
Language Waiver
By participating in the Plan, the Participant acknowledges that he or she is proficient in reading and understanding English and fully understands the terms of the Plan, or, alternatively, that the Participant will seek appropriate assistance to understand the terms and conditions in the Award Agreement and this Appendix A.
HONDURAS
There are no country-specific provisions.
HONG KONG
Securities Law Warning
The offer of this Award and the shares of Common Stock subject to this Award do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Corporation or its Affiliates participating in the Plan. The Participant should be aware that the Plan, the Plan prospectus and the contents of this Award Agreement (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each Participant and may not be distributed to any other person. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of the Award Agreement, including this Appendix A, or the Plan, the Participant should obtain independent professional advice.
Award Payable Only in Shares
Awards granted to Participants in Hong Kong shall be paid in shares of Common Stock only and do not provide any right for the Participant to receive a cash payment.
Sale of Shares
In the event the Award vests within six months of the Grant Date, the Participant agrees that he or she will not offer to the public or otherwise dispose of the shares acquired prior to the six-month anniversary of the Grant Date. Any shares of Common Stock acquired under the Plan are accepted as a personal investment.
INDIA
Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in India do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the value of the shares at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to the Participant. The

Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.
INDONESIA
Exchange Control Information
If the Participant remits funds into Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, the Participant must complete a “Transfer Report Form.” The Transfer Report Form will be provided to the Participant by the bank through which the transaction is to be made.
Foreign Asset/Account Reporting Information
Indonesian residents have the obligation to report worldwide assets (including foreign accounts and shares of Common Stock acquired under the Plan) in their annual individual income tax return.
Language Consent
By accepting the PRSUs, the Participant (i) confirms having read and understood the documents relating to the grant (i.e., the Plan and the Award Agreement) which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

Persetujuan Bahasa

Dengan menerima pemberian Unit Saham Terbatas, anda (i) memberikan konfirmasi bahwa anda telah membaca dan memahami dokumen-dokumen berkaitan dengan pemberian ini (yaitu, Program dan Perjanjian) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).

ISRAEL
Securities Law Information
The offer of this Award does not constitute a public offering under Securities Law, 1968.
Broker Designation
Shares of Common Stock issued to the Participant under the Plan must be maintained in an account with Merrill Lynch or such other broker as may be designated by the Corporation until the shares of Common Stock are sold through that broker.

Restricted from Online Brokerage Transactions
The Participant acknowledges and agrees that he or she will be restricted from online brokerage account transactions the Corporation’s designated broker. Therefore, by accepting the Awards, the Participant understands and agrees that the Participant will call the Corporation’s designated broker to initiate any sale or transfer of any shares of Common Stock issued to him or her upon vesting of the Awards. The Participant acknowledges that the Corporation’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price.
ITALY
Plan Document Acknowledgment
In accepting the grant of this Award, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix A.
The Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Section 2(g) on Payment of Withholding Taxes; Section 5 on No Right of Continued Employment; Section 8 on Delaware Law to Govern; the section on Acknowledgment of Conditions; and the Data Privacy Notice section included in this Appendix A.
Foreign Asset/Account Reporting Information
Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.
Foreign Asset Tax Information
The value of financial assets held outside of Italy (including shares of Common Stock) by Italian residents is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock acquired under the Plan) assessed at the end of the calendar year.
JAPAN
Foreign Asset/Account Reporting Information
Japanese residents will be required to report to the Tax Office details of any assets (including any shares of Common Stock acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th of the following year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the

Participant and whether the Participant will be required to report details of any outstanding PRSUs or shares of Common Stock held by the Participant in the report.
KAZAKHSTAN
Securities Law Notification
This offer is addressed only to certain eligible employees in the form of the shares of Common Stock to be issued by the Corporation. Neither the Plan nor the Award Agreement has been approved, nor do they need to be approved, by the National Bank of Kazakhstan. This offer is intended only for the original recipient and is not for general circulation in the Republic of Kazakhstan.
Exchange Control Information
Residents of Kazakhstan may be required to notify the National Bank of Kazakhstan when they acquire shares of Common Stock under the Plan if the value of such shares of Common Stock exceeds US$100,000.
Please note that the exchange control regulations in Kazakhstan are subject to change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations that the Participant may have prior to vesting or receiving proceeds from the sale of shares of Common Stock acquired under the Plan. The Participant is responsible for ensuring compliance with all exchange control laws in Kazakhstan.
KENYA
Tax Registration Notification
Under Tax Procedure Act, 2015, the Participant is required to complete and submit a tax registration application to the Commissioner of Income Tax with 30 days of first vesting of the PRSUs. The registration should be completed through the online portal “I TAX” and is a one-time only registration. The Participant is solely responsible for ensuring compliance with all registration requirements in Kenya.
KOREA
Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in Korea do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the value of the shares at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to the Participant. The Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.

MALAYSIA
Data Privacy Notice
This provision replaces in its entirety the data privacy section in the Acknowledgment of Conditions section of the Award Agreement:
The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant's personal data as described in this Award Agreement by and among, as applicable, the Participant's Employer, the Corporation, and its other Affiliates for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan.
The Participant understands that the Corporation and the Participant's Employer may hold certain personal information about the Participant, including, but not limited to, the Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation, details of all Awards or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Participant's favor (“Data”), for the purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to Merrill Lynch, or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant's country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative LiLin.Ng@kcc.com at telephone number 603 78068288. The Participant authorizes the Corporation, Merrill Lynch and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant's participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or later seeks to revoke his or her consent, the Participant's employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Corporation would not be able to grant the Participant PRSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing consent may affect the Participant's ability to participate in the Plan. For more information on the consequences of the Participant's refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
Malaysian Translation:
Peserta dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi Peserta seperti yang diterangkan dalam Perjanjian Penganugerahan dan apa-apa bahan geran opsyen lain oleh dan di antara, seperti mana yang terpakai, Majikan, Syarikat dan Anak-Anak Syarikat Sekutunya untuk tujuan ekslusif bagi melaksanakan, mentadbir dan menguruskan penyertaan peserta dalam Pelan.
Peserta memahami bahawa Syarikat dan Majikan mungkin memegang maklumat peribadi tertentu tentang Peserta , termasuk, tetapi tidak terhad kepada, nama Peserta , alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang di Syarikat, butir-butir semua opsyen atau apa-apa hak lain atas syer dalam saham biasa yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah Peserta ("Data"), untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan.
Peserta memahami bahawa Data akan dipindahkan kepada Merrill Lynch, atau pembekal perkhidmatan pelan saham yang mungkin ditetapkan oleh Syarikat pada masa depan yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan. Peserta memahami bahawa penerim a-penerima Data mungkin berada di Amerika Syarikat atau mana-mana tempat lain dan bahawa negara penerima-penerima (contohnya di Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Peserta. Peserta memahami bahawa Peserta boleh meminta satu senarai yang mengandungi nama dan alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan Peserta LiLin.Ng@kcc.com, T: 603 78068288. Peserta memberi kuasa kepada Syarikat, Merrill Lynch dan mana-mana penerima-penerima lain yang mungkin membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan. Peserta memahami bahawa Data hanya akan disimpan untuk tempoh yang perlu bagi melaksanakan, mentadbir, dan menguruskan penyertaan Peserta dalam Pelan. Peserta memahami bahawa Peserta boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan Peserta . Peserta selanjutnya memahami bahawa Peserta memberi persetujuan ini secara sukarela. Sekiranya Peserta tidak bersetuju, atau kemudian membatalkan persetujuan Peserta , status pekerjaan atau perkhidmatan dan kerjaya Peserta dengan Majikan tidak akan terjejas; satunya akibat jika Peserta tidak bersetuju atau menarik balik persetujuan Peserta adalah bahawa Syarikat tidak akan dapat menganugerahkan kepada PRSUs atau anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Peserta memahami bahawa keengganan atau penarikan balik persetujuan Peserta boleh menjejaskan keupayaan Peserta untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan Peserta untuk memberikan keizinan atau penarikan balik keizinan, Peserta boleh menghubungi wakil sumber manusia tempatan.
Director Notification Obligation
If the Participant is a director of the Corporation’s Malaysian Affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when the Participant receives or disposes of an interest (e.g., an Award or shares) in the Corporation or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Corporation or any related company.
MEXICO
Modification
By accepting the Award, the Participant understands and agrees that any modification of the Plan or the Award Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Acknowledgment of the Grant
In accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and the Award Agreement, including this Appendix A, has reviewed the Plan and the Award Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix A. The Participant further acknowledges that the Participant has read and specifically and expressly approves the Acknowledgment of Conditions section of the Award Agreement, in which the following is clearly described and established:
(1)    The Participant’s participation in the Plan does not constitute an acquired right.
(2)    The Plan and the Participant’s participation in the Plan are offered by the Corporation on a wholly discretionary basis.
(3)    The Participant’s participation in the Plan is voluntary.
(4)    Neither the Corporation nor any Affiliates are responsible for any decrease in the value of the Award granted and/or shares of Common Stock issued under the Plan.

Labor Acknowledgment and Policy Statement
In accepting the grant of this Award, the Participant expressly recognizes that Kimberly-Clark Corporation, with registered offices at 351 Phelps Drive, Irving, Texas 75038, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Participant and the Corporation since the Participant is participating in the Plan on a wholly commercial basis and his or her sole Employer is Kimberly-Clark de Mexico, S.A. de C.V. (“KCC-Mexico”). Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the Employer, KCC-Mexico and do not form part of the employment conditions and/or benefits provided by KCC-Mexico, and any modification of the

Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.
The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Corporation; therefore, Kimberly-Clark Corporation reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.
Finally, the Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against Kimberly-Clark Corporation for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Corporation, its Affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.
Spanish Translation
Modificación
Al aceptar el Premio, el Participante entiende y acuerda que cualquier modificación al Plan o al Acuerdo o su terminación, no cambiará o disminuirá los términos y condiciones de empleo.
Reconocimiento del Otorgamiento
Al aceptar el Premio, el Participante está de acuerdo en haber recibido una copia del Plan, del Acuerdo incluyendo el presente Anexo “A” y ha revisado el Plan y el Acuerdo, incluyendo este Anexo “A” en su totalidad y comprende y acepta todas las disposiciones previstas en el Plan, en el Acuerdo, incluyendo el presente Anexo “A”. Asimismo, el Participante reconoce que ha leído y manifiesta su específica y expresa conformidad con los términos y condiciones establecidos del Acuerdo, en el cual claramente se describe y establece lo siguiente:
    (1)    La participación del Participante en el Plan no constituye un derecho adquirido.
    (2)     El Plan y la participación del Participante en el Plan se ofrecen por la Compañía de forma completamente discrecional.
    (3)     La participación del Participante en el Plan es voluntaria.
    (4)    Ni la Compañía ni sus Afiliadas son responsables por la reducción del valor del Premio y/o Acciones Ordinarias emitidas bajo el Plan.

Reconocimiento de la Legislación Laboral y Declaración de la Política
Al aceptar el otorgamiento de este Premio, el Participante expresamente reconoce que Kimberly-Clark Corporation con oficinas registradas en 351 Phelps Drive, Irving, Texas 75038, U.S.A., es la única responsable por la administración del Plan y que la participación del Participante en el Plan y en su caso la adquisición de las Opciones de Compra de Acciones o Acciones no constituyen ni podrán interpretarse como una relación de trabajo entre el Participante y Kimberly-Clark Corporation, ya que el Participante participa en el Plan en un marco totalmente comercial y su único Patrón lo es Kimberly-Clark de Mexico, S.A. de C.V., con domicilio en Kimberly-Clark de Mexico, S.A. de C.V. Mexico. Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el Patrón, Kimberly-Clark de Mexico, S.A. de C.V. y no forma parte de las condiciones de trabajo

y/o las prestaciones otorgadas por Kimberly-Clark de Mexico, S.A. de C.V. y que cualquier modificación al Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones de la relación de trabajo del Participante.
Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de Kimberly-Clark Corporation por lo tanto, Kimberly-Clark Corporation se reserva el absoluto derecho de modificar y/o terminar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.
Finalmente, el Participante por este medio declara que no se reserva derecho o acción alguna que ejercitar en contra de Kimberly-Clark Corporation por cualquier compensación o daño en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a Kimberly-Clark Corporation , sus afiliadas, subsidiarias, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales en relación con cualquier demanda que pudiera surgir.
MOROCCO
Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in Morocco do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the value of the shares at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to the Participant. The Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.
NETHERLANDS
There are no country-specific provisions.
NEW ZEALAND
Securities Law Information
The Participant is being offered PRSUs which, if vested, will entitle the Participant to acquire shares of Common Stock in accordance with the terms of the Award Agreement and the Plan. The shares of Common Stock, if issued, will give the Participant a stake in the ownership of the Corporation. The Participant may receive a return if dividends are paid.
If the Corporation runs into financial difficulties and is wound up, the Participant will be paid only after all creditors and holders of preferred shares (if any) have been paid. The Participant may lose some or all of the Participant’s investment, if any.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Participant may not be given all the information usually required. The Participant will also have fewer other legal protections for this investment. The Participant is advised to ask questions, read all documents carefully, and seek independent financial advice before committing.
The shares of Common Stock are quoted on the New York Stock Exchange (“NYSE”). This means that if the Participant acquires shares of Common Stock under the Plan, the Participant may be able to sell the shares of Common Stock on the NYSE if there are interested buyers. The Participant may get less than the Participant invested. The price will depend on the demand for the shares of Common Stock.
For a copy of the Corporation’s most recent financial statements (and, where applicable, a copy of the auditor’s report on those financial statements), as well as information on risk factors impacting the Corporation’s business that may affect the value of the shares pf Common Stock, the Participant should refer to the risk factors discussion on the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Corporation’s “Investor Relations” website at http://investor.kimberly-clark.com/index.cfm.
NICARAGUA
There are no country-specific provisions.
NIGERIA
There are no country-specific provisions.
PANAMA
Securities Law Information
Neither this Award nor any shares of Common Stock that the Participant may acquire at vesting of this Award constitute a public offering of securities, as they are available only to eligible employees of the Corporation and its Affiliates.
PARAGUAY
There are no country-specific provisions.
PERU
Securities Law Information
The offer of this Award is considered a private offering in Peru; therefore, it is not subject to registration in Peru. For more information concerning the offer, please refer to the Plan, the Award Agreement and any other materials or documentation made available by the Corporation. For more information regarding the Corporation, please refer to the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the

U.S. Securities and Exchange Commission and are available at www.sec.gov, as well as the Corporation’s “Investor Relations” website at: http://investor.kimberly-clark.com/
Labor Law Acknowledgment
By accepting the Award, the Participant acknowledges that the PRSUs are being granted ex gratia to the Participant.
PHILIPPINES

Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in the Philippines do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash in an amount equal to the value of the shares of Common Stock at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to the Participant. The Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.
Fringe Benefit Tax Obligation
By accepting the Award, the Participant consents and agrees to assume any and all liability for fringe benefit tax that may be payable by the Corporation and/or the Employer (as determined by the Corporation or the Employer in their discretion) in connection with the Award and any awards previously granted by the Corporation. Further, by accepting the Award, the Participant agrees that the Corporation and/or the Employer may collect the fringe benefit tax from the Participant by any of the means set forth in the Acknowledgment of Conditions section of the Award Agreement, or any other reasonable method established by the Corporation. The Participant agrees to execute other consents or elections to accomplish the foregoing, promptly upon request by the Corporation or the Employer.
POLAND
Foreign Asset/Account Reporting Information
Polish residents holding foreign securities (e.g., shares of Common Stock) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances regarding such securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds certain thresholds. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland. Polish residents should consult with their personal tax advisor to determine their personal reporting obligations.

Exchange Control Information
Transfers of funds into and out of Poland in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. Additionally, Polish residents are required to store all documents connected with any foreign exchange transactions that Polish residents are engaged in for a period of five years, as measured from the end of the year in which such transaction occurred.
PORTUGAL
Language Consent
The Participant hereby declares that the Participant has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Award Agreement.

Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua
Inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no Acordo.

Exchange Control Information

If the Participant receives shares of Common Stock, the acquisition of shares of Common
Stock should be reported to the Banco de Portugal for statistical purposes. If the shares of
Common Stock are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Participant’s behalf. If the shares of Common Stock are not deposited with a commercial bank or financial intermediary in Portugal, the Participant is responsible for submitting the report to the Banco de Portugal.
PUERTO RICO
There are no country-specific provisions.
RUSSIA
Securities Law Information
This Award Agreement, the Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of shares of Common Stock under the Plan has not and will not be registered in Russia and hence the shares described in any Plan-related documents may not be offered or placed in public circulation in Russia.
US Transaction
The Participant understands that the PRSUs and any shares of Common Stock under the Plan are to be issued and sold solely in the United States. Any shares of Common Stock issued to the Participant upon vesting of the PRSUs shall be delivered to the Participant’s brokerage account in the United States, where such shares of Common Stock must be held until the time of sale. In no event will shares of Common Stock be delivered to the Participant in Russia.
Exchange Control Information
All restrictions on the payment of funds by non-residents into a Russian resident’s declared foreign brokerage account, including dividends and proceeds from the sale of shares of Common Stock have been abolished. Russian residents may now receive, hold and remit dividends and proceeds from the sale of shares (including shares of Common Stock acquired under the Plan) into and out of a brokerage account without any requirement to first repatriate such funds to an authorized bank in Russia. The Participant should be aware that the rules related to foreign bank accounts are different and that certain restrictions with respect to payments by non-residents into a Russian currency resident’s foreign bank account may continue to apply where the foreign bank account is located in the U.S. The Participant should contact his or her personal advisor to confirm the application of the exchange control restrictions prior to vesting in the PRSUs and selling shares of Common Stock, as significant penalties may apply in the case of non-compliance with the exchange control restrictions and because such exchange control restrictions are subject to change.
Foreign Asset/Account Reporting Information
Russian residents are required to report the opening, closing or change in account details of any foreign bank account to the Russian tax authorities within one month of the opening, closing or change of such account. Russian residents are also required to report to the Russian tax authorities on or before June 1 of the following year (i) the beginning and ending balances in a foreign bank account each year and (ii) transactions related to such foreign account during the year. Foreign brokerage accounts and foreign accounts with other financial institutions (financial market organizations) must also be reported. Certain specific exemptions from reporting requirements may apply. The Participant should consult with his or her personal legal advisor to determine how these reporting requirements may apply to any account opened in connection with the Participant’s participation in the Plan.
Data Privacy Notice
This provision supplements the Data Privacy section in the Acknowledgment and Conditions section of the Award Agreement:
The Participant understands and agrees that he or she must complete and return a Consent to Processing of Personal Data (the “Consent”) form to the Corporation if requested. Further, the Participant understands and agrees that if the Participant does not complete and return a Consent form to the Corporation if requested, the Corporation will not be able to grant PRSUs to the Participant or other awards or administer or maintain such awards. Therefore, the Participant understands that refusing to complete a Consent form or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.
Anti-Corruption Information
Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Corporation). Accordingly, the Participant should inform the Corporation if he or she is covered by these laws because the Participant should not hold shares of common stock acquired under the Plan.
Labor Law Information
If the Participant continues to hold shares of Common Stock acquired at vesting of the PRSUs after an involuntary termination of employment, he or she may not be eligible to receive unemployment benefits in Russia.

SINGAPORE
Sale Restriction
The Participant agrees that any shares of Common Stock acquired pursuant to the PRSUs will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Securities Law Information
The grant of the PRSUs is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation
If the Participant is a director, associate director or shadow director of the Corporation’s Singapore Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Corporation’s Singapore Affiliate in writing when the Participant receives an interest (e.g., an Award or shares) in the Corporation or any Affiliate. In addition, the Participant must notify the Corporation’s Singapore Affiliate when he or she sells shares of the Corporation or of any Affiliate (including when the Participant sells shares issued upon vesting and settlement of the Award). These notifications must be made within two business days of (i) acquiring or disposing of any interest in the Corporation or any Affiliate, or (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Award or when shares of Common Stock acquired under the Plan are subsequently sold). In addition, a notification of the Participant’s interests in the Corporation or any Affiliate must be made within two business days of becoming a director, associate director or shadow director.
SLOVAK REPUBLIC
Foreign Asset/Account Reporting Information
If the Participant permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Participant will be obligated to report his or her foreign assets (including any foreign securities) to the National Bank of Slovakia (provided that the value of the foreign assets exceeds an amount of €2,000,000). These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia’s website at www.nbs.sk.
SLOVENIA
There are no country specific provisions.

SOUTH AFRICA
Tax Acknowledgment
By accepting the Award, the Participant agrees to notify the Employer of the amount of any gain realized upon vesting of the Award. If the Participant fails to advise the Employer of the gain realized upon vesting, the Participant may be liable for a fine. The Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.
Exchange Control Information
To participate in the Plan, the Participant must comply with exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.
Because the Exchange Control Regulations change frequently and without notice, the Participant understands that he or she should consult a legal advisor prior to the acquisition or sale of shares under the Plan to ensure compliance with current regulations. The Participant understands that it is his or her responsibility to comply with South African exchange control laws, and neither the Corporation nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.
Securities Law Information
In compliance with South African securities law, the Participant acknowledges that the documents listed below are available for review at the addresses listed below:
a)The Corporation's most recent annual financial statements: http://investor.kimberly-clark.com/sec.cfm?DocType=Annual&Year=
b)The Corporation's most recent Plan prospectus may be accessed online through Merrill Lynch, or such other stock plan service provider as may be selected by the Corporation in the future, at www.mybenefits.ml.com in the Document Library.
A copy of the above documents will be sent free of charge upon written request to Stock Plan Administrator, P.O. Box 619100, Dallas, Texas 75261-9100. In addition, the Participant should contact his or her tax advisor for specific information concerning his or her personal tax situation with regard to Plan participation.
Confidentiality and Restraint of Trade Covenants
1.    During the continuance of the Participant’s employment with the Employer and indefinitely thereafter, the Participant undertakes to maintain the confidentiality of, and not to divulge to any person (without the prior consent of the Participant’s manager or as required by law), any of the Corporation's or any Affiliate's trade secrets or Confidential Information (as defined herein), nor use the same for any other purpose, other than to carry out the Participant’s functions as an employee of the Corporation or the Participant’s Employer. The Participant shall use all personal endeavours to prevent publication or disclosure of such trade secrets and Confidential Information. “Confidential Information,” for purposes of these covenants, shall mean information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, suppliers, customers, products, affairs and finances of the Corporation or any Affiliate for the time being confidential to the Corporation or any Affiliate, and trade secrets including, without limitation, technical data and know-how relating to the business of the Corporation or any Affiliate, or any of their suppliers, customers, agents, distributors, shareholders or management, including (but not limited to) business plans, pricing strategies, financial information, patent applications, information concerning tenders and potential contracts, information concerning proposed product ranges, product development information, employee and salary information, research and development activities or manufacturing methods that the Participant creates, develops, receives, obtains or has knowledge of in connection with the Participant’s employment, and all other matters which relate to the business of the Corporation and in respect of which information is not readily available in the ordinary course of such business to the Corporation's Competitors, whether or not such information (if in anything other than oral form) is marked confidential. “Competitor,” for purposes of these covenants, shall mean any person, firm or company or other entity carrying out or conducting business in competition with or so as to create competition directly or indirectly with the Corporation or any Affiliate.
2.    Without derogating from the applicability of the foregoing, during the Participant’s employment with the Corporation or any Affiliate, it is recognised that the Participant may have access to trade secrets and information of a highly confidential nature, including Confidential Information, the disclosure of which after termination of employment could seriously harm the interests of the Corporation or an Affiliate. The Participant shall not at any time after termination of employment (otherwise than as required by law) divulge to any person any trade secret or Confidential Information which is the property of the Corporation or any Affiliate.
3.    During the Participant’s employment by the Corporation or the Employer, it is acknowledged that the Participant will acquire highly confidential information, including Confidential Information, and should the Participant’s employment cease, it may be difficult to police clause 2 above, prohibiting the disclosure of such information. It is further acknowledged that it may be difficult to police the non-solicitation and dealing clauses set out below.
4.    Having regard to clauses 2 and 3 above and in order to preserve and protect the Corporation or any Affiliate’s proprietary interests in the trade secrets and other Confidential Information, the Participant shall not, for the duration of the Restraint Period, anywhere in the Prescribed Area, become employed by or be directly or indirectly interested, engaged or concerned in any manner whatsoever, whether as principal, agent, partner, representative, member, shareholder, director, employee, consultant, advisor, financier, administrator or in any like capacity in any concern or business carried on by a Competitor, and/or provide and/or supply any type of product and/or render any type of service that is identical or similar to the products provided or services rendered by the Corporation or any Affiliate in any Restricted Business. “Restraint Period,” for purposes of these covenants, means the term during which the Participant is employed by the Corporation or an Affiliate and a period of 12 months (less any period of garden leave) after the termination date. “Prescribed Area,” for purposes of these covenants, means (1) each province in the Republic of South Africa, or any province, state, or other distinct geographical area in any other country in which the Corporation or any Affiliate (a) does business as at the termination date or had done business during the period of twelve (12) months preceding the termination date; and/or (b) has customers or clients as at the termination date, or had customers or clients during the period of twelve (12) months preceding the termination date, and in which the Participant had undertaken substantive work or been substantively involved in supervising work pertaining to, on behalf of the Corporation or any Affiliate, as at the termination date or any time during the 12 month period preceding the termination date. “Restricted Business,” for purposes of these covenants, means any business activity carried out by the Participant either directly or indirectly for the Corporation or any Affiliate during the 12 month period preceding the termination date.

5.    The Participant shall not during the period of 12 months after the termination date, either directly or indirectly, on the Participant’s own behalf or on behalf of any other person, firm or company or other entity, solicit, interfere with, entice or endeavour to entice away from the Corporation or any Affiliate any Restricted Customer, or seek to conduct Restricted Business, or conduct Restricted Business, with any Restricted Customer and/or otherwise persuade, induce, solicit or encourage any person or entity to terminate its contractual relationship with the Corporation or any Affiliate. “Restricted Customer,” for purposes of these covenants, means any person, firm or company or other entity who was a customer or distributor of the Corporation or any Affiliate as at the termination date, or during the 12 month period preceding the termination date, including any Prospective Customer. “Prospective Customer,” for purposes of these covenants, means any person, firm or company or other entity with whom the Corporation or any Affiliate was involved in negotiations as at the termination date or during the 12 month period preceding the termination date, with a view to dealing with it as a customer and/or to conclude a contractual relationship with such entity, and/or with whom the Participant had contact at the termination date or during the 12 month period preceding the termination date with a view to dealing with it as a customer of the Corporation or any Affiliate and/or to conclude a contractual relationship with such entity.
6.    The Participant shall not during the period of 12 months after the termination date directly or indirectly induce or be involved in the recruitment of any person who was an employee of the Corporation or any Affiliate at the termination date and with whom the Participant had material dealings during the 12 month period preceding the termination date to leave the employment of the Corporation or any Affiliate. Furthermore, the Participant shall not during the period of 12 months after the termination date directly or indirectly induce or be involved in the recruitment of any person who was an employee of the Corporation or any Affiliate at the termination date and with whom the Participant had material dealings during the 12 month period preceding the termination date to become employed by, associated with and/or form part of any business or concern, in any capacity whatsoever, of any Competitor. The Participant must inform the Corporation immediately on becoming aware of any such recruitment.
7.    The Participant acknowledges that the:
(a)    restraints imposed upon the Participant in terms of the above clauses (“restraints”) are reasonable as to subject matter and duration, and are reasonably necessary in order to preserve and protect the goodwill applicable to the business of the Corporation;
(b)    provisions of clauses 4 and 5 shall be construed as imposing separate and independent restraints in respect of:
(i)    each of the periods falling within the Restraint Period;
(ii)    every activity falling within the ambit of a competitive business or Restricted Business; and
(iii)    every capacity, in relation to a competitive business or Restricted Business, in which the Participant is prohibited from engaging in terms of clause 4;
(iv)    each of the areas falling within the Prescribed Area;
(v)    each entity which is an Affiliate, from time to time.

8.    In this Award Agreement, references to acting directly or indirectly include acting jointly with or through another person.
9.    Each of the restrictions contained in this Award Agreement is intended to be separate and severable. In the event of any of the restrictions shall be held to be void, but would be valid if part of the wording was deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

SPAIN
Securities Law Information
No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of this Award. The Award Agreement (including this Appendix A) has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Labor Law Acknowledgment
By accepting the Award, the Participant acknowledges that he or she understands and agrees to participation in the Plan and that he or she has received a copy of the Plan.
The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Awards under the Plan to individuals who may be employees of the Corporation or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Corporation or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Award and the underlying shares is unknown and unpredictable. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Award shall be null and void.
Further, the Participant understands that the Award is a conditional right. Participant shall forfeit any unvested Award upon termination of employment unless such termination is (i) due to a Qualified Termination of Employment, or (ii) if more than six months after the Grant Date, due to death, Total and Permanent Disability, or the shutdown or divestiture of a business unit. Vesting will cease, for example, regardless of whether (1) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates his or her employment or service relationship due to a change of work location, duties or any other employment or contractual condition; and (4) the Participant terminates his or her employment or service relationship due to a unilateral breach of contract by the Corporation or an Affiliate. Consequently, upon termination of the Participant’s employment or service relationship for any of the above reasons, the Participant may automatically lose any rights to the PRSUs that were not vested on the date of termination of the Participant’s employment or service relationship, as described in the Plan and the Award Agreement.
Exchange Control Information
The acquisition, ownership and sale of shares of Common Stock under the Plan must be declared to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Economy and Competitiveness. The Participant must also declare ownership of any shares of Common Stock by filing a Form D-6 with the Directorate of Foreign Transactions each January while the shares of Common Stock are owned. In addition, the sale of shares of Common Stock must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530) (or the Participant holds 10% or more of the share capital of the Corporation or such other amount that would entitle the Participant to join the Corporation's Board of Directors), in which case, the filing is due within one month after the sale.
When receiving foreign currency payments derived from the ownership of shares of Common Stock (e.g., sale proceeds) exceeding €50,000, the Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. The Participant will need to provide the institution with the following information: (i) the Participant’s name, address, and tax identification number; (ii) the name and corporate domicile of the Corporation; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.
Spanish residents are required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to the Participant by the Corporation or through a U.S. brokerage account) if the value of the transactions for all such accounts during the prior year or the balances in such accounts as of December 31 of the prior year exceeds €1,000,000. If neither the total balances nor total transactions with non-residents during the relevant period exceed €50,000,000, a summarized form declaration may be used. More frequent reporting is required if such transaction value or account balance exceeds €100,000,000.
Foreign Asset/Account Reporting Information
If the Participant holds rights or assets (e.g., shares of Common Stock or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Common Stock, cash, etc.) as of December 31 each year, the Participant is required to report certain information regarding such rights and assets on tax form 720.  After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 or if the ownership of the assets is transferred or relinquished during the year. The reporting must be completed by the following March 31.

SWITZERLAND
Securities Law Information
Neither this document nor any other materials relating to the Awards (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”) (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than a participant or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).
TAIWAN
Data Privacy

The following provision supplements the data privacy section in the Acknowledgment of Conditions section of the Award Agreement:
The Participant acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of data contained in the Acknowledgment of Conditions section of the Award Agreement and, by participating in the Plan the Participant agrees to such terms. In this regard, upon request of the Corporation or the Employer, the Participant agrees to provide any executed data privacy consent form to the Employer or the Corporation (or any other agreements or consents that may be required by the Employer or the Corporation) that the Corporation and/or the Employer may deem necessary to obtain under the data privacy laws now or in the future. The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such consent or agreement.
Securities Law Information
The offer of participation in the Plan is available only for employees of the Corporation and its Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information
Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock or the receipt of dividends) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.
THAILAND
Exchange Control Information
If the proceeds from the sale of shares of Common Stock or the receipt of dividends paid on such shares are equal to or greater than US$200,000 in a single transaction, Thai residents must repatriate all cash proceeds to Thailand immediately following the receipt of the cash proceeds and then either convert such proceeds to Thai Baht or deposit the proceeds into a foreign currency account opened with a commercial bank in Thailand within 360 days of repatriation. In addition, Thai residents must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form.
Failure to comply with the above obligations may lead to penalties being assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, the Participant should consult with his or her legal advisor before selling any shares of Common Stock (or receiving any other funds in connection with the Plan) to ensure compliance with current regulations. It is the Participant’s responsibility to comply with exchange control laws in Thailand and neither the Corporation nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.
TURKEY
Securities Law Information
Turkish residents are not permitted to sell shares of Common Stock acquired under the Plan in Turkey. Turkish residents must sell the shares of Common Stock acquired under the Plan outside of Turkey. The Shares are currently traded on the New York Stock Exchange in the U.S. under the ticker symbol “KMB” and shares of Common Stock may be sold on this exchange.
Exchange Control Information
Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey. Therefore, the Participant may be required to appoint a Turkish broker to assist him or her with the sale of the shares of Common Stock acquired under the Plan. The Participant should consult his or her personal legal advisor before selling any shares of Common Stock acquired under the Plan to confirm the applicability of this requirement to the Participant.
UKRAINE
Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in Ukraine do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the value of the shares at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to Participant through local payroll. The Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.
UNITED ARAB EMIRATES
Securities Law Information
The offer of the Award is available only for select employees of the Corporation and its Affiliates and is in the nature of providing employee incentives in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such employees and must not be delivered to, or relied on, by any other person. Prospective purchasers of securities should conduct their own due diligence.
The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with this statement, including the Plan and the Award Agreement, or any other incidental communication materials distributed in connection with the Award. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it. Residents of the United Arab Emirates who have any questions regarding the contents of the Plan and the Award Agreement should obtain independent professional advice.
UNITED KINGDOM
Tax Acknowledgment
The following information supplements the information regarding Tax-Related Items in the Acknowledgment of Conditions section of the Award Agreement:
Without limitation to the information regarding Tax-Related Items in the Award Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Corporation or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant agrees to indemnify and keep indemnified the Corporation and/or the Employer for all Tax-Related Items that they are required to pay, or withhold or have paid or will pay to HMRC on the Participant’s behalf (or any other tax authority or any other relevant authority) and authorizes the Corporation and/or the Employer to recover such amounts by any of the means referred to in the Acknowledgment of Conditions section of the Award Agreement.
Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant understands that he or she may not be able to indemnify the Corporation for the amount of any Tax-Related Items not collected from or paid by the Participant, if the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable.

The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Corporation or the Employer (as appropriate) the amount of any NICs due on this additional benefit which the Corporation and/or the Employer may also recover from the Participant at any time thereafter by any of the means referred to in the Acknowledgment of Conditions section of the Award Agreement.

Covenant Agreements

1.    During the continuance of the Participant’s employment with the Employer, the Participant undertakes to maintain the confidentiality of, and not to divulge to any person (without the prior consent of the Participant’s manager or as required by law), any of the

Corporation’s or any Affiliate’s trade secrets or Confidential Information, nor use the same for any other purpose, other than to carry out the Participant’s functions as an employee. The Participant shall use all personal endeavours to prevent publication or disclosure of such trade secrets and Confidential Information. “Confidential Information,” for purposes of these covenants, means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, suppliers, customers, products, affairs and finances of the Corporation or any Affiliate for the time being confidential to the Corporation or any Affiliate, and trade secrets including, without limitation, technical data and know-how relating to the business of the Corporation or any Affiliate, or any of their suppliers, customers, agents, distributors, shareholders or management, including (but not limited to) business plans, pricing strategies, financial information, patent applications, information concerning tenders and potential contracts, information concerning proposed product ranges, product development information, employee and salary information, research and development activities or manufacturing methods that the Participant creates, develops, receives, obtains or has knowledge of in connection with your employment, whether or not such information (if in anything other than oral form) is marked confidential.
2.    During the Participant’s employment with the Corporation or any Affiliate, it is recognised that the Participant may have access to trade secrets and information of a highly confidential nature, including Confidential Information, disclosure of which after termination of employment could seriously harm the interests of the Corporation or any Affiliate. The Participant shall not at any time after termination of employment (otherwise than as required by law) divulge to any person any trade secret or Confidential Information which is the property of the Corporation or any Affiliate.
3.    During the Participant’s employment by the Corporation or any Affiliate it is acknowledged that the Participant will acquire highly confidential information, including Confidential Information, and should the Participant’s employment with the Employer cease, it may be difficult to police clause 2 above, prohibiting the disclosure of such information. It is further acknowledged that it may be difficult to police the non-solicitation and dealing clauses set out below. For these reasons, the Participant shall not, for a period of 12 months (less any period spent on garden leave) be engaged by a Competitor, whether as an employee, director, consultant or advisor. “Competitor,” for purposes of these covenants, means any company carrying out Restricted Business within the United Kingdom so as to create competition with the Corporation or any Affiliate. “Restricted Business,” for purposes of these covenants, means any business activity carried out by the Participant either directly or indirectly for the Corporation or any Affiliate during the Relevant Period. “Relevant Period,” for purposes of these covenants, means the 12-month period ending with the termination date.
4.    The Participant shall not during the period of 12 months after the termination date, either directly or indirectly, on the Participant’s own behalf or on behalf of any other person, firm or company, solicit or seek to conduct Restricted Business, or conduct Restricted Business, with any Restricted Customer or Prospective Customer. “Restricted Customer,” for purposes of these covenants, means any person, firm or company who was a customer or distributor of the Corporation or any Affiliate at any time during the Relevant Period and with whom the Participant had material dealings within the Relevant Period. “Prospective Customer,” for purposes of these covenants, means any person, firm or company with whom the Corporation or any Affiliate was involved in negotiations in the Relevant Period with a view to dealing with it as a customer, and with whom the Participant had contact within the Relevant Period.

5.    The Participant shall not during the period of 12 months after the termination date directly or indirectly induce any person who was an employee of the Corporation or any Affiliate at the termination date and with whom the Participant had material dealings during the Relevant Period to leave the employment of the Corporation or any Affiliate.
6.    In this Award Agreement, references to acting directly or indirectly include acting jointly with or through another person.
7.    Each of the restrictions contained in this Award Agreement is intended to be separate and severable. In the event of any of the restrictions shall be held to be void, but would be valid if part of the wording was deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

URUGUAY
There are no country-specific provisions.
VIETNAM
Awards Payable in Cash Only
Notwithstanding anything in the Award Agreement, Awards granted to Participants in Vietnam do not provide any right for the Participant to receive shares of Common Stock and shall be paid only in cash through local payroll in an amount equal to the value of the shares at vesting less any Tax-Related Items. The Participant agrees to bear any currency fluctuation risk between the time the Awards vest and the time the cash payment is distributed to the Participant through local payroll. The Corporation reserves the right to settle the Awards in shares of Common Stock to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.